UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2025

Qualigen Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37428	26-3474527
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5857 Owens Avenue, Suite 300, Carlsbad, California 92008

(Address of principal executive offices) (Zip Code)

(760) 452-8111

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	QLGN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (§230.405 of this chapter) or Rule 12b-2 of the Exchange Act (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 28, 2025, Qualigen Therapeutics, Inc. (the “Company”) entered into a Securities Purchase Agreement, dated July 28, 2025 (the “Purchase Agreement”), with certain accredited investors (the “Purchasers”), pursuant to which the Company issued and sold an aggregate of 4,500 shares of its newly designated Series A-3 Preferred Stock, par value $0.001 per share (the “Series A-3 Preferred Stock”), at a purchase price of $1,000 per share, for aggregate gross proceeds of approximately $4.5 million, before deducting placement agent fees and offering expenses. The private placement closed on July 28, 2025.

The Company intends to use the net proceeds from the sale of the Series A-3 Preferred Stock for working capital purposes and may use up to $500,000 of such proceeds for payment to an investor relations agency.

In connection with the Securities Purchase Agreement, the Company also entered into a Registration Rights Agreement, dated July 28, 2025, with the Purchasers, pursuant to which the Company agreed to file a registration statement on Form S-1 covering the resale of the shares of common stock, par value $0.001 per share (the “Common Stock”), issuable upon conversion of the Series A-3 Preferred Stock, as discussed under Item 5.03 of this Current Report on Form 8-K (the “Form 8-K”). The Company is required to file the registration statement no later than 45 days following the closing date and to use commercially reasonable efforts to cause it to be declared effective as soon as practicable thereafter.

In connection with the closing of the private placement, the Company is also filing as Exhibit 99.2 to this Form 8-K an unaudited pro forma balance sheet as of March 31, 2025, giving effect to the private placement of the Series A-3 Preferred Stock.

The foregoing descriptions of the Purchase Agreement and the Registration Rights Agreement are qualified in their entirety by reference to the full text of each agreement, copies of which are filed as Exhibit 10.1 and 10.2, respectively, to this Form 8-K and are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The Series A-3 Preferred Stock discussed in Item 1.01 of this Current Report have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and were offered and sold in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder, based on representations made by the Purchasers.

The disclosures contained in Items 1.01 and 5.03 of this Form 8-K are incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 28, 2025, in connection with the private placement described under Item 1.01 of this Current Report on Form 8-K, the Company filed a Second Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A-3 Preferred Stock (the “Certificate of Designation”) with the Secretary of State of the State of Delaware. The Certificate of Designation designates 10,000 shares of Series A-3 Preferred Stock.

Each share of Series A-3 Preferred Stock has a stated value of $1,000 (the “Stated Value”) and is convertible, at the option of the holder, at any time into a number of shares of the Company’s Common Stock equal to the Stated Value divided by the conversion price then in effect, subject to adjustment and certain beneficial ownership limitations described below. The initial conversion price is $2.80 per share, which equals the official closing price of the Company’s Common Stock on July 25, 2025, as reported by The Nasdaq Stock Market LLC, and constitutes the “Minimum Price” for purposes of compliance with Nasdaq Listing Rule 5635(d). Based on the initial conversion price, the Series A-3 Preferred Stock is initially convertible into an aggregate of 1,607,143 shares of Common Stock. No fractional shares or scrip representing fractional shares shall be issued upon conversion. As to any fraction of a share that a holder would otherwise be entitled to receive upon conversion, the Company may elect to either pay a cash amount equal to such fraction multiplied by the conversion price or round up to the next whole share.

The Certificate of Designation further provides for anti-dilution protection in the event of certain dilutive issuances. Specifically, if the Company issues or sells (or is deemed to issue or sell) any shares of Common Stock or Common Stock Equivalents ( as that term is defined in the Certificate of Designation) at an effective price per share lower than the then-current conversion price (a “Dilutive Issuance”), the conversion price of the Series A-3 Preferred Stock will be automatically adjusted to the greater of (i) such lower price or (ii) $1.40 (the “Floor Price”), in each case subject to the Company first obtaining stockholder approval if required in accordance with Nasdaq Rule 5635(d). No adjustment will be made in respect of certain exempt issuances or repricings of outstanding securities as of the original issue date.

Holders of Series A-3 Preferred Stock may not convert their shares into Common Stock if, after such conversion, they (together with their affiliates and certain related parties) would beneficially own (the “Beneficial Ownership Limitation”) more than 4.99% of the Company’s outstanding Common Stock; provided that the limitation may be increased to 9.99% at the holder’s election, subject to 61 days’ advance notice to the Company.

The Series A-3 Preferred Stock votes together with the Common Stock as a single class on all matters subject to stockholder vote. Each share of Series A-3 Preferred Stock is entitled to vote a number of shares equal to the number of shares of Common Stock into which it would be convertible using a conversion price equal to the initial conversion price, subject to the Beneficial Ownership Limitation. This deemed conversion price will adjust proportionally with changes to the actual Conversion Price for customary adjustments for stock splits, distributions and reclassifications, but will not adjust for any “ratchet” changes resulting from Dilutive Issuances. Holders of Series A-3 Preferred Stock are entitled to notice of stockholder meetings on the same basis as Common Stockholders.

In the event of a Fundamental Transaction, such as a merger, sale of substantially all assets, or acquisition of more than 50% of the Company’s outstanding common stock, holders of Series A-3 Preferred Stock will have the right to receive the same consideration (including stock, cash, or property) that a holder of common stock would receive upon conversion of their shares of Series A-3 Preferred Stock. The successor or surviving entity will be required to assume the Company’s obligations under the Certificate of Designation and issue equivalent securities to preserve the economic rights of the Series A-3 Preferred Stockholders.

As long as any Series A-3 Preferred Stock remains outstanding, the Company may not, without the prior written consent of holders of at least 67% in stated value of the outstanding shares, (i) amend its charter in a manner that materially and adversely affects the rights of holders, (ii) repurchase more than a de minimis amount of junior securities (subject to limited exceptions), (iii) pay cash dividends on junior securities, (iv) enter into certain related-party transactions unless on arm’s-length terms and approved by disinterested directors, or (v) agree to do any of the foregoing. Amendments required to comply with Nasdaq or other exchange rules are excluded from these restrictions.

The Series A-3 Preferred Stock is senior to the Company’s Common Stock and junior to the Company’s outstanding Series A-2 Preferred Stock with respect to liquidation preferences. The Certificate of Designation provides for customary anti-dilution protections and limitations on beneficial ownership.

The foregoing description of the Certificate of Designation is qualified in its entirety by reference to the full text of the Certificate of Designation, a copy of which is filed as Exhibit 3.1 to this Form 8-K and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On July 28, 2025, the Company issued a press release announcing the offering of its Series A-3 Preferred Stock, as described in Item 1.01 of this Current Report on Form 8-K.

A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 8.01 Other Events.

In connection with the private placement of Series A-3 Preferred Stock described in Item 1.01 of this Current Report on Form 8-K, the Company’s issuance of Series A-3 Preferred Stock at a conversion price of $2.80 per share has triggered an automatic adjustment to the conversion price of the Company’s outstanding Series A-2 Convertible Preferred Stock issued on November 18, 2024, pursuant to the anti-dilution provisions set forth in the Certificate of Designation governing the Series A-2 Preferred Stock. As a result, the conversion price of the Series A-2 Preferred Stock has been reduced from $3.64 to $2.80 per share, effective as of July 28, 2025.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

Not applicable.

(b) Pro forma financial information.

Unaudited pro forma balance sheet of Qualigen Therapeutics, Inc. as of March 31, 2025, giving effect to the private placement of Series A-3 Preferred Stock.

(c) Shell company transactions.

Not applicable.

(d) Exhibits.

Exhibit No.	Description
3.1	Second Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A-3 Preferred Stock, as filed with the Secretary of State of the State of Delaware on July 28, 2025.
10.1	Securities Purchase Agreement, dated July 28, 2025, by and among Qualigen Therapeutics, Inc. and the investors named therein.
10.2	Registration Rights Agreement, dated July 28, 2025, by and among Qualigen Therapeutics, Inc. and the investors named therein.
99.1*	Press Release dated July 28, 2025.
99.2	Unaudited Pro Forma Balance Sheet of Qualigen Therapeutics, Inc. as of March 31, 2025, giving effect to the July 2025 private placement of Series A-3 Preferred Stock.
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

*The information contained in this Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The information shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUALIGEN THERAPEUTICS, INC.

Date: July 28, 2025	By:	/s/ Kevin Richardson II
	Name:	Kevin Richardson II
	Title:	Interim Chief Executive Officer